Liberator Medical Holdings Inc. CEO's Address:

Thank you all for attending and now that we have concluded the formal business of the meeting, I would like to give you a short report on the Company's operations.

On behalf of my colleagues on the executive team and the board of directors I would like to welcome you all to our offices in Stuart Florida for our 2015 annual meeting.   I am delighted to see such great interest in our company.

As I begin to speak about Liberator I must remind you that today's comments may contain forward-looking statements and refer those present to the language regarding forward-looking statements in our SEC reports and press releases. In addition, any financial results disclosed for fiscal year 2015 are unaudited and subject to adjustment, pending the close of our fiscal year on September 30, 2015, and the completion of our year-end audit.

In my report today I would like to cover the following topics:

•

Financial performance

•

Operational achievements

•

Outlook for the coming year

Financial Performance:

For the first nine months of fiscal year 2015 sales and gross profits grew by 9.9% and 8.1% respectively over the same period last year. Sales growth was driven by our direct response advertising campaign to acquire new customers and an emphasis on customer service and retention. Our efforts to improve the customer experience resulted in the growth of customer retention of 13% for the nine months ended June 30, 2015, as measured by revenue over the same period last year. We also benefited from an increase in Medicare reimbursement of 1.5% beginning on January 1, 2015.

Gross profit increased by $2.8 million for the nine months ended June 30, 2015, but on a percent of sales basis decreased by 1%. The decrease in gross margins is attributable to an increase in ostomy sales as a percent of total sales, because ostomy products typically produce less profit contribution and also to an increase in costs from one of our primary suppliers.

Operating margins decreased 1.5% or $137,000 for the nine months ended June 30, 2015, on increased advertising, bad debt, and general and administrative costs. We experienced higher than normal professional, legal and litigation settlement costs in fiscal 2015.

The Company had $9,095,000 of cash on hand at June 30, 2015, which is a decrease of $3,166,000 from September 30, 2014. The decrease in cash for the nine months ended June 30, 2015, was due to $4,659,000 of cash used for dividends and financing and $90,000 used in investing partially, offset by $1,583,000 in cash provided by operations.

We believe our operating cash flow, cash on hand and available credit are more than adequate to fund our operations and maintain the dividend on our common shares in the near term.

Operating Achievements:

Payroll as a percent of sales dropped 0.9% to 19.10% for the nine months ended June 30, 2015, which is a greater than 4.0% improvement from fiscal year-end 2012.  These gains are a result of our efforts to leverage our staff and infrastructure through a combination of technology enhancements, training and incentives. We are very proud that our focus on this critical expense has yielded consistent improvement.

We have continued to expand our participation in commercial health plans, significantly increasing enrollment of customers with nationally contracted plans year-over-year.  We believe our participation with Aetna and Anthem positions us to continue to grow our commercial enrollments after the consolidation of Cigna and Humana.  As a result of these efforts we were able to increase the number of customers enrolled from commercial health plans by approximately 10% over the same period last year.

We have aggressively improved or replaced our advertising creative and adopted new analytic practices to help us identify the best ways to communicate with, attract and retain our target audience.

Fiscal year to date we have grown our urology business over 7.0% and our ostomy business over 23.0% to serve approximately 45,400 individuals with a chronic condition in the trailing twelve months ended June 30, 2015.

We recently reached an agreement in principle to settle and resolve all claims asserted in civil qui tam litigation lodged against the company and eight other defendants.  The settlement is subject to final approvals, as well as negotiation and execution of settlement documents.  Based upon the agreement in principle, the Company has accrued the expected expenses for the settlement, and a reasonable estimate of these expenses is $600,000, which includes the amount payable to the government, as well as the Company’s share of the relators’ counsel fees and expenses.  The agreement is still subject to final approval and may change. This matter has consumed considerable time and resources and we are pleased that a resolution in principal has been achieved.

Outlook:

The continued growth of the senior population, increasing longevity of individuals and prevalence of chronic disease is driving the demand for the products and services we provide. When these trends are coupled with the ongoing reduction of home medical supply providers and consolidation of healthcare providers and insurers in general, we believe we are well positioned to continue to grow our business.

Given the complexity of navigating the nuances of product choice and insurance reimbursement for a patient with a chronic condition, companies like Liberator provide a apparently indispensable service. We help meet the demand for access to complex health benefits and high quality products that previously may have been out of reach for many patients. We are proud of the service we perform and our patients consistently tell us so with satisfaction scores over 90 percent.

It is our intention to leverage this dynamic organization for further top and bottom line growth. We will pursue a strategy of high single digit, low double digit growth to maximize our profitability and cash, while always exploring strategic opportunities. We will continue to pursue advertising opportunities to incrementally grow our base of patients and as opportunities present, we may make strategic acquisitions to further grow the business.

Our employees are the backbone of this organization and are the critical piece in helping patient’s access high quality products prescribed by their physicians.  It is they that help some of the most vulnerable in our society draw upon health benefits that have become increasingly more complex, abstract and difficult for the average person to access. I have read thousands of written comments from our customers and the majority express gratitude for how our employees exceed their expectations. They also comment that our employees provide a uniquely positive experience they seldom encounter from other medical supply companies.

So I would like to close today with a sincere thank you to all of our employees who have done such a great job providing the Liberator experience our customers love.   I would also like to thank our shareholders who through their trust in Liberator helped to make this institution possible.

This concludes my prepared remarks and I will now take questions from the shareholders present.